Filed Pursuant to Rule 433
Registration Nos. 333-284087 & 333-284087-05

**Pricing Details** HART 2026-B

Joint Lead Bookrunners: Citi (str), BNP, JP Morgan, Lloyds, and RBC

Co-Managers: HSBC, MUFG

Anticipated Capital Structure:

Cls	Size($mm)	WAL**	S/F	E.Final	L.Final	Bench	SPRD	YLD%	CPN%	$PRICE
A-1	464.800	0.25	A-1+/F1+	01/15/27	06/15/27	I-CURV	+ 14	3.846	3.846	100.00000
A-2a	510.000	1.08	AAA/AAA	02/15/28	05/15/29	I-CURV	+ 36	4.228	4.19	99.99874
A-2b	242.800	1.08	AAA/AAA	02/15/28	05/15/29	SOFR30A	+ 36			100.00000
A-3	752.800	2.42	AAA/AAA	10/15/29	02/18/31	I-CURV	+ 41	4.558	4.51	99.98793
A-4	109.000	3.55	AAA/AAA	03/15/30	02/17/32	I-CURV	+ 45	4.649	4.60	99.98502
B	40.380	3.86	AA+/AA+	06/17/30	02/17/32	I-CURV	+ 65	4.861	4.81	99.99129
C	67.290	4.06	AA/A+	07/15/30	10/17/33	I-CURV	+ 85	5.069	5.01	99.97700

** WAL to 1.3% ABS, 5% clean-up call

--Transaction Details--

* Offered Size :	$2.187+bln
* BBG Ticker :	HART 2026-B
* Format :	SEC Registered
* Exp Settle :	06/17/26
* First Pay Date :	07/15/26
* Exp Ratings :	S&P, Fitch
* ERISA Eligible :	Yes
* Min Denoms :	$1k x $1k
* Bill & Deliver :	CITI

--Available Materials--

* Preliminary Prospectus, Ratings FWP

* Intex CDI (attached)

* Intex Dealname: XHYAR26B; Password: 44Y7

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